Dear Policyholder,

         Due to an unanticipated delay in mailing the enclosed proxy material to you, John Hancock Life Insurance Company will seek to adjourn the Special Meeting until October 7, 2002 to give you more time to vote.

         Please read the enclosed material and complete, sign and return your proxy instruction cards before then to ensure that your vote is counted.

                             Your VOTE is important!